Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record Third Quarter 2019 Results

Record High Production Exceeds High End of Q3 2019 Production Guidance

Raises Q4 2019 Production Guidance

FORT WORTH, Texas, November 7, 2019 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell Royalty Partners” or “Kimbell”), a leading owner of oil and natural gas mineral and royalty interests in more than 92,000 gross producing wells across 28 states, today announced financial and operating results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•                  Kimbell exceeds high end of Q3 2019 production guidance and raises Q4 2019 production guidance

•                  Q3 2019 cash distribution of $0.42 per common unit, up 7.7% from Q2 2019; implies a robust 12.3% annualized yield based on the November 6, 2019 closing price of $13.62 per common unit

•                  Kimbell expects substantially all distributions paid to common unitholders from 2019 through 2022 are not expected to be taxable dividend income and less than 25% of distributions paid to common unitholders for the subsequent three years (2023 to 2025) are expected to be taxable dividend income

•                  Record Q3 2019 run-rate daily production of 12,785 barrels of oil equivalent (“Boe”) per day, up 49.6% from Q3 2018

•                  Record oil, natural gas and natural gas liquids (“NGL”) revenues of $29.5 million, up 40% from Q3 2018

•                  Net loss was $28.9 million and net loss attributable to common units was $16.3 million compared to net loss attributable to common units of $3.7 million in Q3 2018.  The increase to net loss was due to the recognition of a non-cash impairment expense of $34.9 million due to a decrease in oil and gas prices during the quarter

•                  Consolidated Adjusted EBITDA (as defined and reconciled below) of $22.8 million, up 6% from Q2 2019

•                  Cash general and administrative (“G&A”) per Boe of $3.30, which was below the low-end of Q3 2019 guidance and down 42% compared to Q3 2018

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty Partners’ general partner commented, “This was an excellent quarter generating record high revenue and production and further proving the strength of our business model and strategy.  The sequential production growth in the third quarter of 8% was entirely organic, which is a testament to the high degree of activity on our acreage coupled with one of the industry’s lowest PDP decline rates.  We remain very pleased with the cash flow generation, production stability and growth potential across our asset base.  In addition, revenue growth, particularly year-over-year, reflects strong performance from acquisitions made in the past twelve months, despite the decrease of realized commodity prices.  In addition, in the third quarter we had receipts of nearly $1 million in lease bonuses.  Finally, we had cash G&A per Boe of $3.30 in Q3 2019, which was below the low-end of our Q3 2019 guidance.  Based on our strong third quarter results and expectations for the remainder of the year, we are raising our Q4 2019 production guidance.

“While current pressures persist for many exploration and production companies operating in the U.S., our broad-based, high-quality asset portfolio continues to outperform expectations.  At the end of the third quarter, our rig count was 82, including four new rigs in the Permian, and our market share of the entire lower 48 U.S. drilling fleet increased to 9.8% from 9.5%.

“The acquisition market remains very active as we continue to evaluate opportunities across our many basins.  We remain focused on assembling a high-quality, low-PDP decline and diversified royalty portfolio that generates substantial free cash flow and additional growth potential with no capital outlays.  We are bullish on our business and the opportunities to further enhance growth in the future,” concluded Robert Ravnaas.

Third Quarter 2019 Distribution

On October 25, 2019, Kimbell announced a cash distribution of $0.42 per common unit, a 7.7% increase compared to the second quarter of 2019.  Kimbell expects substantially all of this distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units.  The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units.

Furthermore, Kimbell expects substantially all distributions paid to common unitholders for the next four years (2019 to 2022) are not expected to be taxable dividend income and less than 25% of distributions paid to common unitholders for the subsequent three years (2023 to 2025) are expected to be taxable dividend income.  Please refer to the press release dated May 13, 2019 for further details on Kimbell’s tax guidance.

Financial Highlights

Total third quarter 2019 revenues increased to $33.0 million compared to $18.4 million in the third quarter of 2018, primarily due to production and operating activities from the assets acquired in the Haymaker acquisition, dropdown and Phillips acquisition as well as organic growth.  Third quarter 2019 net loss was $28.9 million and net loss attributable to common units was $16.3 million, or $0.73 per common unit, compared to net loss attributable to common units of $3.7 million in the third quarter of 2018.  The increase in net loss during the third quarter of 2019 was primarily due to a $34.9 million non-cash impairment expense recorded during the quarter related to a full-cost ceiling test.

Total third quarter 2019 consolidated Adjusted EBITDA grew to $22.8 million, compared to $14.0 million in the third quarter of 2018 (consolidated Adjusted EBITDA is a non-GAAP financial measure.  Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).  During the third quarter of 2019, average realized price per Bbl of oil was $54.47, per Mcf of natural gas was $2.06, per Bbl of NGLs was $13.01 and per Boe combined was $22.22.

Kimbell recorded a non-cash $34.9 million full-cost ceiling test impairment expense in the third quarter of 2019, which was primarily attributable to a decline in the 12-month average price of oil and natural gas.  This non-cash impairment expense is not expected to impact the cash flow available for distribution generated by Kimbell or its liquidity or ability to make acquisitions in the future.

G&A expense was $5.7 million in Q3 2019, $3.9 million of which was cash G&A expense or $3.30 per Boe, down from $3.82 per Boe in Q2 2019.  Non-cash G&A expense in Q3 2019 was $1.8 million or $1.54 per Boe.

As of September 30, 2019, Kimbell had outstanding 23,520,219 common units and 23,388,258 Class B units.

Production

Third quarter 2019 average daily production was 14,838 Boe per day, which consisted of 2,053 Boe per day relating to prior period production recognized in Q3 2019 and 12,785 Boe per day of run-rate production.  The 12,785 Boe per day of run-rate production for Q3 2019 was composed of approximately 35% from liquids (23% from oil and 12% from NGLs) and 65% from natural gas on a 6:1 basis.   The prior period production recognized in Q3 2019 was primarily due to new wells outperforming Kimbell’s previous estimates.

Acquisition Updates

During Q3 2019, Kimbell’s micro-strategy joint venture closed $3.0 million in acquisitions of mineral and royalty interests located in the Delaware Basin, DJ Basin, Williston Basin and Haynesville.  In addition, on November 6, 2019, Kimbell closed a $9.86 million purchase of 186 net royalty acres with 202 Boe per day of production in the “core of the core” of the STACK play in Oklahoma.  The acreage is located in Kingfisher, Blaine and Canadian Counties of Oklahoma and the operators include Devon, Encana (Newfield) and Marathon.  The production on a 6:1 basis consists of 44% oil, 28% natural gas and 28% natural gas liquids.  Approximately 95% of the royalties are located in the thickest portion of the Meramec reservoir.  The acquisition was funded from borrowings under the Kimbell’s revolving credit facility, had an effective date of August 1, 2019 and is expected to be immediately accretive to distributable cash flow per common unit beginning in Q4 2019.

2019 Guidance

Kimbell has updated financial and operational guidance for Q4 2019 as follows:

	Kimbell Royalty
	Partners

Q4 2019:
Net Production - Mboe/d (6:1) (1)	11.60	-	12.80
Oil Production - % of Net Production	22%	-	26%
Natural Gas Production - % of Net Production	61%	-	65%
Natural Gas Liquids Production - % of Net Production	11%	-	15%

Unit Costs ($/boe)
Marketing and other deductions	$1.80	-	$2.20
Depreciation, depletion and accretion expenses	$10.00	-	$13.00
G&A
Cash G&A	$3.55	-	$3.75
Non-Cash G&A	$1.50	-	$1.70
Production and ad valorem taxes	6.0%	-	8.0%

(1)  Includes 202 net Boe/d from the Oklahoma acquisition.

Liquidity

At September 30, 2019, Kimbell’s total debt to consolidated Adjusted EBITDA ratio was 1.0x based on Q3 2019 annualized consolidated Adjusted EBITDA.

At September 30, 2019, Kimbell had $91.3 million debt outstanding and $133.7 million in undrawn capacity under the revolving credit facility (or $208.7 million if the accordion feature was exercised).  Increases in commitments pursuant to the accordion feature of the revolving credit facility are subject to the satisfaction of certain conditions, including obtaining additional commitments from new or existing lenders.  Kimbell was in compliance with all financial covenants under the revolving credit facility at September 30, 2019.

Hedging

Kimbell hedges its daily production in a manner that approximates the amount of debt and/or preferred equity as a percent of its enterprise value.  As of September 30, 2019, Kimbell had hedged daily oil and natural gas production of approximately 19% of its production.  Please see the supplemental schedule at the end of this news release for hedging details.

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss third quarter 2019 results.  To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time.  A telephonic replay will be available through November 14, 2019 by dialing 201-612-7415 and using the conference ID 13694675#. A webcast of the call will also be available live and for later replay on Kimbell Royalty Partners’ website at http://kimbellrp.investorroom.com under Events and Presentations.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas.  Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 92,000 gross producing wells with over 40,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks and uncertainties relating to Kimbell’s future operating and production results, the tax treatment of Kimbell’s distributions, Kimbell’s business, prospects for growth and acquisitions and the securities markets generally.  Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks that the anticipated benefits of the Oklahoma acquisition are not realized, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Oklahoma acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

— Financial statements follow —

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

September 30,
2019
Assets:
Current assets
Cash and cash equivalents	$20,298
Oil, natural gas and NGL receivables	16,934
Commodity derivative assets	2,381
Accounts receivable and other current assets	440
Total current assets	40,053
Property and equipment, net	1,202
Investment in affiliate (equity method)	2,885
Oil and natural gas properties
Oil and natural gas properties (full cost method)	987,942
Less: accumulated depreciation, depletion and impairment	(211,242)
Total oil and natural gas properties, net	776,700
Deposits on oil and natural gas properties	986
Commodity derivative assets	969
Right-of-use assets, net	3,466
Loan origination costs, net	2,484
Total assets	$828,745
Liabilities, mezzanine equity and unitholders’ equity:
Current liabilities
Accounts payable	$1,132
Other current liabilities	5,667
Total current liabilities	6,799
Operating lease liabilities	3,437
Long-term debt	91,261
Total liabilities	101,497
Commitments and contingencies
Mezzanine equity:
Series A preferred units	73,365
Unitholders’ Equity:
Common units	341,970
Class B units	1,169
Total unitholders’ equity	343,139
Noncontrolling interest	310,744
Total equity	653,883
Total liabilities, mezzanine equity and unitholders’ equity	$828,745

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit count)

	Three Months Ended	Three Months Ended
	September 30, 2019	September 30, 2018
Revenue
Oil, natural gas and NGL revenues	$29,531	$21,085
Lease bonus and other income	941	358
Gain (loss) on commodity derivative instruments	2,507	(3,036)
Total revenues	32,979	18,407
Costs and expenses
Production and ad valorem taxes	2,236	1,410
Depreciation and depletion expense	15,098	7,607
Impairment of oil and natural gas properties	34,880	—
Marketing and other deductions	2,332	1,690
General and administrative expenses	5,695	4,879
Total costs and expenses	60,241	15,586
Operating (loss) income	(27,262)	2,821
Other expense
Equity loss in affiliate	81	—
Interest expense	1,468	1,843
Net (loss) income before income taxes	(28,811)	978
Provision for income taxes	103	1,977
Net loss	(28,914)	(999)
Distribution and accretion on Series A preferred units	(3,470)	(2,840)
Net loss attributable to noncontrolling interests	16,146	141
Distributions on Class B units	(23)	(13)
Net loss attributable to common units	$(16,261)	$(3,711)

Basic	$(0.73)	$(0.15)
Diluted	$(0.73)	$(0.15)
Weighted average number of common units outstanding
Basic	22,399,748	24,079,289
Diluted	22,399,748	24,079,289

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.  We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations period to period without regard to our financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to our unitholders.  We define Adjusted EBITDA as net income (loss) before interest expense, net of capitalized interest, non-cash unit-based compensation, unrealized gains and losses on commodity derivative instruments, transaction costs, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  We expect that cash available for distribution for each quarter will generally equal our Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	September 30, 2019	September 30, 2018
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$24,835	$685
Interest expense	1,468	1,843
Provision for income taxes	103	501
Impairment of oil and natural gas properties	(34,880)	—
Amortization of right-of-use assets	(65)	—
Amortization of loan origination costs	(266)	(177)
Equity loss in affiliate	(81)	—
Unit-based compensation	(1,810)	(751)
Gain (loss) on commodity derivative instruments, net of settlements	1,684	(2,814)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(1,938)	8,977
Accounts receivable and other current assets	64	200
Accounts payable	11	3,750
Other current liabilities	(1,461)	(1,786)
Operating lease liabilities	91	—
Consolidated EBITDA	$(12,245)	$10,428
Add:
Impairment of oil and natural gas properties	34,880	—
Unit-based compensation	1,810	751
(Gain) loss on commodity derivative instruments, net of settlements	(1,684)	2,814
Consolidated Adjusted EBITDA	$22,761	$13,993
Adjusted EBITDA attributable to noncontrolling interest	(11,349)	(514)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,412	$13,479

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
September 30, 2019

Net loss	$(28,914)
Depreciation and depletion expense	15,098
Interest expense	1,468
Provision for income taxes	103
Consolidated EBITDA	$(12,245)
Impairment of oil and natural gas properties	34,880
Unit-based compensation	1,810
Gain on commodity derivative instruments, net of settlements	(1,684)
Consolidated Adjusted EBITDA	$22,761
Adjusted EBITDA attributable to noncontrolling interest	(11,349)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$11,412

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	612
Cash distributions on Series A preferred units	965
Cash income tax expense (1)	147
Cash distributions on Class B units	23
Cash reserves (1)	(147)
Cash available for distribution on common units	$9,812

Common units outstanding on September 30, 2019	23,520,219

Cash available for distribution per common unit outstanding	$0.42

Common units outstanding on November 4, 2019 Record Date	23,520,219

Third quarter 2019 distribution declared	$0.42

(1)  Reflects cash taxes related to income allocation from the Series A preferred units, which were issued to partially fund the Haymaker acquisition that closed in July 2018.  Kimbell had previously retained cash for post-closing costs and expects to have adequate cash reserves set aside to offset future cash taxes related to the Series A preferred units.

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
June 30, 2019

Net loss	$(20,366)
Depreciation and depletion expense	12,311
Interest expense	1,442
Provision for income taxes	508
Consolidated EBITDA	$(6,105)
Impairment of oil and natural gas properties	28,147
Unit-based compensation	2,113
Gain on commodity derivative instruments, net of settlements	(2,604)
Consolidated Adjusted EBITDA	$21,551
Adjusted EBITDA attributable to noncontrolling interest	(10,941)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$10,610

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	583
Cash distributions on Series A preferred units	948
Cash income tax expense (1)	504
Cash distributions on Class B units	23
Cash reserves (1)	(504)
Cash available for distribution on common units	$9,056

Common units outstanding on June 30, 2019	23,094,135

Cash available for distribution per common unit outstanding	$0.39

Common units outstanding on August 5, 2019 Record Date	23,494,135

Second quarter 2019 distribution declared	$0.39

(1)  Reflects cash taxes related to income allocation from the Series A preferred units, which were issued to partially fund the Haymaker acquisition that closed in July 2018.  Kimbell had previously retained cash for post-closing costs and expects to have adequate cash reserves set aside to offset future cash taxes related to the Series A preferred units.

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
September 30, 2018

Net loss	$(999)
Depreciation and depletion expense	7,607
Interest expense	1,843
Provision for income taxes	1,977
EBITDA	$10,428
Unit-based compensation	751
Loss on commodity derivative instruments, net of settlements	2,814
Consolidated Adjusted EBITDA	13,993
Adjusted EBITDA attributable to noncontrolling interest	(6,753)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$7,240

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	643
Cash distributions on Series A preferred units	365
Cash distributions on Class B units	13
Cash available for distribution on common units	$6,219

Common units outstanding on September 30, 2018	13,886,204

Cash available for distribution per common unit outstanding	$0.45

Common units outstanding on November 5, 2018 Record Date(1)	17,336,204

Third Quarter 2018 distribution declared	$0.45

(1)  Includes 3.45 million common units issued in public offering.

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited)

Fixed Price Swaps as of September 30, 2019
			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
4Q 2019	56,488	972,716	$61.47	$2.74
1Q 2020	55,874	962,143	$60.22	$2.89
2Q 2020	55,874	962,143	$60.68	$2.51
3Q 2020	56,304	829,288	$50.45	$2.53
4Q 2020	56,304	829,288	$50.65	$2.63
1Q 2021	56,340	829,260	$55.69	$2.82
2Q 2021	59,423	836,381	$54.52	$2.43
3Q 2021	62,468	944,380	$50.79	$2.33